December 31, 2025

Leland Westerfield

Re: Renewal Agreement

Dear Lee:

This letter confirms our mutual agreement to extend the term of your employment as Interim Chief Financial Officer and Interim Chief Accounting Officer of Veradigm Inc. (the “Company”) under the Letter Agreement, dated December 7, 2023, between you and the Company (the “Letter Agreement”) through June 30, 2026 (such term of employment, as defined in Section 3.a of the Letter Agreement and as extended pursuant to that certain letter agreement dated May 28, 2024, that certain letter agreement dated December 31, 2024, that certain letter agreement dated April 22, 2025, and this letter, the “Term”).

During the Term, the terms and conditions of your employment, as described in the Letter Agreement, will continue to apply. Notwithstanding the foregoing, if the Term ends for any reason other than (a) a termination of your employment by the Company for Cause (as defined in the Letter Agreement) or (b) your resignation from employment with the Company other than for Good Reason (as defined in the Letter Agreement), you will be entitled to receive continued payments of cash compensation pursuant to Section 4 of the Letter Agreement through June 30, 2026 and for an additional six-month period ending December 31, 2026 (the period between the expiration of the Term and December 31, 2026, the “Transition Period”) (subject to you (1) or an affiliate of yours executing a consulting agreement mutually agreeable to you and the Company related to the transition of your employment through the Transition Period and (2) executing and not revoking a general release of claims against the Company and its affiliates in a form reasonably satisfactory to the Company, if requested by the Company).

By your signature below, you agree to the extension of the Term as memorialized herein. Except as expressly provided herein, all other terms and conditions of the Letter Agreement shall remain in full force and effect.

Sincerely,

/s/ Dave B. Stevens

Dave B. Stevens

Chairperson of the Compensation Committee

ACCEPTED BY:

/s/ Leland Westerfield

Leland Westerfield